                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              COMSAT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

                              COMSAT CORPORATION
                            6560 Rock Spring Drive
                           Bethesda, Maryland 20817
                           Telephone: (301) 214-3000

                                PROXY STATEMENT

  This Proxy Statement is provided by the Board of Directors of COMSAT Corporation (the Corporation or COMSAT) in connection with its solicitation of proxies for the 1998 Annual Meeting of Shareholders. The Proxy Statement is first being mailed on or about March 31, 1998.

  Shareholders of record of the Corporation's common stock, without par value (Common Stock), at the close of business on March 26, 1998 are entitled to vote at the meeting in person or by proxy. Each share is entitled to one vote. Shareholders may cumulate votes in the election of directors. The number of shares printed on the accompanying proxy card includes, when applicable, shares held in the Corporation's INVESTORS Plus Dividend Reinvestment and Share Purchase Plan, Savings and Profit-Sharing Plan, and Employee Stock Purchase Plan.

  If a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted as the shareholder specifies. A shareholder may revoke a proxy at any time before it is exercised by submitting a written revocation, submitting a later-dated proxy, or voting in person at the meeting.

  Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the shareholders. Accordingly, abstentions and broker non-votes will not affect the votes on any of the proposals, all of which require for approval the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

                           OWNERSHIP OF COMMON STOCK

  As of March 26, 1998, the record date, approximately 51,665,000 shares of Common Stock were outstanding, of which 18,984 were Series II shares (held by communications common carriers authorized to hold shares by the Federal Communications Commission) and approximately 51,646,000 were Series I shares (held by other persons).

  To the knowledge of the Corporation, based upon Schedules 13G or 13D filed with the Securities and Exchange Commission (the SEC) as of March 1, 1998, the following persons reported beneficial ownership of more than five percent of the Corporation's Common Stock.

    NAME AND ADDRESS OF                AMOUNT AND NATURE OF                   PERCENT
      BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP                   OF CLASS
----------------------------           --------------------                   --------
Capital Group Companies,
 Inc.                                       3,337,920(1)                        6.5%
 333 South Hope Street
 Los Angeles, CA 90071
Morgan Stanley, Dean Witter,                2,882,803(2)                        5.7%
 Discover & Co.
 1585 Broadway
 New York, NY 10036

--------
(1) The Capital Group Companies, Inc., a parent holding company of a group of investment management companies, reported indirect sole voting power with respect to 3,077,920 shares and indirect sole dispositive power with respect to 3,337,920 shares. The Capital Group Companies, Inc. disclaims beneficial ownership of all of the shares reported.
(2) Morgan Stanley, Dean Witter, Discover & Co. and Morgan Stanley Asset Management Limited reported shared voting power with respect to 2,723,803 and 2,644,317 shares, respectively, and shared dispositive power with respect to 2,882,803 and 2,799,117 shares, respectively.

  There are certain limitations on ownership of the Corporation's Common Stock that are intended to ensure that the Common Stock is widely held. The Communications Satellite Act of 1962, as amended (the Satellite Act), provides that no stockholder (other than communications common carriers authorized to hold shares by the Federal Communications Commission), or any syndicate or affiliated group of stockholders, may own more than 10 percent of the aggregate number of outstanding shares of Common Stock. The Corporation's Articles of Incorporation authorize the Board to establish an ownership limitation below the 10 percent statutory maximum. Pursuant to this authority, the Board has set the ownership limitation at 10 percent and has also established a voting limitation of 5 percent pursuant to which shares owned in excess of the 5 percent limitation, but not in excess of the 10 percent limitation, may not be voted by the holder but will be voted pro rata with all other shares of Common Stock voted on any given matter.

                         ITEM 1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

  The Satellite Act provides that the Corporation's Board of Directors shall consist of 15 directors, of whom 12 are to be elected annually by the shareholders for terms of one year and three are to be appointed by the President of the United States, with the advice and consent of the United States Senate, for terms of three years and, in each case, until their successors have been appointed and qualified.

  The Board met 15 times in 1997. All incumbent directors, except Mr. Eagleburger, attended 75% or more of Board meetings and meetings of Board committees of which they were members in 1997.

VOTING FOR DIRECTORS

  At the meeting 12 directors will be elected to serve until the 1999 Annual Meeting. As provided in the Satellite Act, because the Series II shares outstanding at the record date constituted less than 8 percent of the total outstanding shares, all shareholders will vote together for the election of directors.

  Subject to the voting limitation of 5 percent described above, each shareholder may vote the number of shares held by such shareholder for each of 12 nominees. Alternatively, the shareholder may cumulate such votes; that is, give one nominee a number of votes equal to the number of the shareholder's shares multiplied by 12 or distribute such votes among any number of nominees not exceeding 12.

  The Board of Directors has authorized the management to solicit proxies in favor of the election of the 12 nominees whose biographical information is set forth under the caption "Nominees For Election As Directors." Each of the nominees currently serve as directors. Biographical information for the Presidentially appointed directors is set forth under the caption
"Presidentially Appointed Directors."

  Pursuant to a settlement agreement the Corporation entered into on June 9, 1997 with Messrs. Schafran and Wyser-Pratte and certain other persons and entities, the Corporation agreed to nominate Messrs. Schafran and Wyser-Pratte on the Board's slate of candidates for the 1997 Annual Meeting and to re-nominate them on the slate for the 1998 Annual Meeting.

  Shares represented by proxies in the accompanying form will be voted for the 12 stated nominees unless the proxy is otherwise marked. If any of these nominees becomes unavailable for election, which is not currently anticipated, shares represented by proxies in the accompanying form will be voted for a substitute nominee designated by the proxy holders. The proxy holders may in their discretion vote the shares cumulatively for fewer than 12 of the nominees.

REQUIREMENTS FOR NOMINATIONS AND SHAREHOLDER PROPOSALS

  The Corporation's By-laws require that shareholders provide advance notice of director nominations or proposals which they would like to have brought before an annual meeting of shareholders. A shareholder generally must deliver certain information concerning himself and any director nomination or shareholder proposal to the Corporation not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders (the Anniversary Date). In the event that the annual meeting is scheduled to be held on a date more than 30 days before or after the Anniversary Date, such information must be received by the Corporation no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. On February 20, 1998, the Corporation issued a press release announcing, among other things, the date of the 1998 Annual Meeting. Accordingly, nominations by shareholders for director and proposals by shareholders were required to be received no later than March 2, 1998 to be considered at the 1998 Annual Meeting. No such nominations or proposals were received by the deadline other than the proposal discussed under the caption "Item 3. Shareholder Proposal." Consequently, no nomination and no other proposal will be in order at the 1998 Annual Meeting.

  In addition, a director nominee must file with the Secretary a statement of his or her interests in communications common carriers in such reasonable detail as the Board of Directors may require. The form of such statement will be provided by the Secretary upon written request.

  A list of persons whose nominations have been duly proposed in accordance with the By-laws and not withdrawn will be provided to any shareholder upon written request to the Secretary. Such list, together with the statement of interests filed by each such person, also may be inspected by any shareholder
(1) at the office of the Secretary, 6560 Rock Spring Drive, Bethesda, Maryland 20817, during normal business hours from the date of this Proxy Statement until the date of the meeting, and (2) at the place of the meeting during the meeting.

                       NOMINEES FOR ELECTION AS DIRECTORS

BETTY C. ALEWINE, 49, has been President and Chief
Executive Officer of COMSAT since July 1996. She was
President, COMSAT International Communications from
January 1995 to July 1996, and was President, COMSAT
World Systems from May 1991 to January 1995. She joined
COMSAT from MCI Communications Corporation in 1986 and has been a director since July 1996. She is a member of the President's National Security Telecommunications
Advisory Council (NSTAC) and the Inter-American
Development Bank Advisory Council.
                                                                            LOGO

MARCUS C. BENNETT, 62, is Executive Vice President and
Chief Financial Officer and a director of Lockheed Martin
Corporation. He joined Martin Marietta Corporation in
1959 and has held various administrative and finance positions with Martin Marietta and Lockheed Martin
Corporation. He has been a COMSAT director since August
1997. He also is a director of Carpenter Technology, Inc.
and Martin Marietta Materials, Inc. and a member of the board of directors of the Private Sector Council and the Georgia Tech Advisory Board.
                                                                            LOGO

LUCY WILSON BENSON, 70, has been a director of various business, educational and nonprofit organizations since
1980. She was Under Secretary of State for Security
Assistance, Science and Technology from 1977 to 1980. She has been a COMSAT director since September 1987. She also is a director of General Re Corporation and Logistics
Management Institute, a trustee of the Alfred P. Sloan
Foundation and Vice Chairman of the Atlantic Council of the U.S., the Board of Trustees of Lafayette College and the Citizens Network for Foreign Affairs. She also is a director or trustee of funds of The Dreyfus Corporation.
                                                                            LOGO

EDWIN I. COLODNY, 71, has been Chairman of the Board of
COMSAT since April 1997 and a director since May 1992. He was Chairman of US Airways Group, Inc. and of its subsidiary, US Airways, Inc., a commercial airline company, from 1978 until July 1992 and was a director of both corporations until May 1997. He was Chief Executive
Officer of US Airways Group from 1983 to June 1991 and of its subsidiary, US Airways, Inc., from 1975 to June 1991.
He has served as counsel to the Washington, D. C., law firm of Paul, Hastings, Janofsky and Walker since
September 1991.
                                                                            LOGO

LAWRENCE S. EAGLEBURGER, 67, has been Senior Foreign
Policy Advisor for Baker, Donelson, Bearman & Caldwell, a
Washington, D.C., law firm, since January 1993. He previously served as United States Secretary of State from December 1992 through January 1993, Acting Secretary of State from August 1992 to December 1992, and Deputy
Secretary of State from February 1989 to August 1992. He has been a COMSAT director since May 1995. He also is a director of Corning Incorporated, Dresser Industries,
Inc., Jefferson Bankshares, Inc., Phillips Petroleum
Company, Stimsonite Corporation and Universal
Corporation.
                                                                            LOGO

NEAL B. FREEMAN, 57, has been Chairman and Chief
Executive Officer of The Blackwell Corporation, a television production and distribution company, since
1981. He was a Presidentially appointed COMSAT director from November 1983 to September 1988 and has been an elected director since May 1991. He also is Vice Chairman of The Ethics and Public Policy Center and a director of National Review, Inc. and Infosafe Systems, Inc.
                                                                            LOGO

CALEB B. HURTT, 66, is a director or trustee of various organizations. He was President of Martin Marietta
Aerospace from 1982 to 1987 and then President and Chief
Operating Officer of Martin Marietta Corporation from
1987 through 1989. He has been a COMSAT director since
May 1996. He also is a director of Lockheed Martin
Corporation and has served as Chairman of the Board of Governors of the Aerospace Industries Association, as
Chairman of the NASA Advisory Council, as Chairman of the Federal Reserve Bank, Denver Branch, and as Vice Chairman of the Board of Trustees of Stevens Institute of Technology.
                                                                            LOGO

PETER W. LIKINS, 61, has been President of the University of Arizona since October 1997. He was President of Lehigh
University from 1982 to September 1997, Provost of
Columbia University from 1980 to 1982 and Professor and
Dean of the Columbia University School of Engineering and
Applied Science from 1976 to 1980. He has been a COMSAT director since September 1987. He also is a director of Parker Hannifin, Inc. and Safeguard Scientifics, Inc. and a trustee of Consolidated Edison Company of New York,
Inc.
                                                                            LOGO

LARRY G. SCHAFRAN, 59, has been the Managing General
Partner of L.G. Schafran & Associates, a real estate investment and development firm, since 1984. He was Chairman of the Executive Committee of Dart Group
Corporation from 1994 to October 1997 and a director of Dart from 1993 to October 1997. He has been a COMSAT director since August 1997. He also is a director of Publicker Industries Inc., Discovery Zone, Inc. and
Kasper A.S.L., Ltd., a trustee of National Income Realty
Trust and Chairman of the board of directors of Delta-
Omega Technologies, Inc.
                                                                            LOGO

ROBERT G. SCHWARTZ, 70, is a director or trustee of various business organizations. He was Chairman of the Board, President and Chief Executive Officer of
Metropolitan Life Insurance Co. (MetLife) from September
1989 to March 1993 and remains a director of MetLife. He was Chairman of the Board of MetLife from February 1983 to September 1989. He has been a COMSAT director since
May 1986. He also is a trustee of Consolidated Edison
Company of New York, Inc. and a director of Lone Star
Industries, Inc., Lowe's Companies, Inc., Mobil Oil
Corporation, Potlatch Corporation and The Reader's Digest
Association, Inc.
                                                                            LOGO

KATHRYN C. TURNER, 50, is the founder and sole shareholder of Standard Technology, Inc., a high-technology, engineering and systems integration firm. She previously has been appointed by the President to serve on the President's Export Council, the Eximbank Advisory
Committee, and the Commission on the Future of Worker-
Management Relations and by the Secretary of Defense to the Defense Policy Advisory Committee on Trade. She has been a COMSAT director since August 1997. She also is a director of Phillips Petroleum Company and Carpenter
Technology Corporation.
                                                                           LOGO

GUY P. WYSER-PRATTE, 57, is President of Wyser-Pratte &
Co., Inc. and Wyser-Pratte Management Co., Inc. He has been a COMSAT director since August 1997. He also is a director of The Eureka (US$) Fund, The Eureka (DM) Fund and the International Rescue Committee, a non-governmental international refugee organization, and a trustee of the U.S. Marine Corps University Foundation.

                                                                           LOGO

                      PRESIDENTIALLY APPOINTED DIRECTORS

PETER S. KNIGHT, 47, has been a partner in the Washington, D.C., law firm of Wunder, Knight, Levine,
Thelen & Forscey since 1991. In 1996, he took a leave of absence from his firm to serve as Campaign Manager for Clinton/Gore '96. From 1989 to 1991, he was General
Counsel and Secretary of the Medicis Pharmaceutical
Corporation. From 1977 to 1989, he served as the Chief of Staff to Congressman and later Senator Al Gore. He has been a Presidentially appointed COMSAT director since
September 1994. He also is a director of the Medicis
Pharmaceutical Corporation, Whitman Education Group Inc.,
Healthworld and the Schroder Series Trust. His current term expires at the 1999 Annual Meeting.
                                                                           LOGO

CHARLES T. MANATT, 61, is the Chairman of Manatt, Phelps
& Phillips, a Washington, D.C., and Los Angeles law firm which he founded in 1965. He was Chairman of the Democratic National Committee from 1981 through 1985. He has been a Presidentially appointed COMSAT director since
May 1995. He also is a director of the Federal Express
Corporation and ICN Pharmaceuticals, Inc. His current term expired at the 1997 Annual Meeting, and he continues to serve in accordance with the Satellite Act.
                                                                           LOGO

  The third Presidentially appointed director position is currently vacant pending nomination and confirmation of a successor to fill the vacancy.

                    OTHER INFORMATION CONCERNING DIRECTORS

COMMITTEES

  The Board currently has six standing committees, described below.

  The Committee on Audit, Corporate Responsibility and Ethics consists of Lucy Wilson Benson (Chairman), Marcus C. Bennett, Lawrence S. Eagleburger, Peter W. Likins, Charles T. Manatt and Guy P. Wyser-Pratte. The Committee makes recommendations to the Board concerning the selection of independent public accountants; reviews with the independent accountants the scope of their audit; reviews the financial statements with the independent accountants; reviews with the independent accountants and the Corporation's management and internal auditors the Corporation's accounting and audit practices and procedures, its internal controls and its compliance with laws and regulations; and reviews the Corporation's policies regarding community and governmental relations, conflicts of interest, business conduct, ethics and other social, political and public matters, and the administration of such policies. The Committee met seven times during 1997.

  The Committee on Compensation and Management Development consists of Caleb
B. Hurtt (Chairman), Neal B. Freeman, Peter S. Knight, Robert G. Schwartz and Kathryn C. Turner. The Committee approves long-term compensation for senior executives; considers and makes recommendations to the Board with respect to programs for human resources development and management organization and succession; recommends salary and bonus awards for senior executives; reviews compensation policies and employee benefit and incentive plans; and exercises authority granted to it to administer such plans. The Committee met nine times during 1997.

  The Finance Committee consists of Robert G. Schwartz (Chairman), Betty C. Alewine, Marcus C. Bennett, Neal B. Freeman, Peter S. Knight and Larry G. Schafran. The Committee considers and makes recommendations to the Board with respect to the financial affairs of the Corporation, including matters relating to capital structure and requirements, financial performance, dividend policy, capital and expense budgets and significant capital commitments, and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met eight times during 1997.

  The Nominating and Corporate Governance Committee consists of Edwin I. Colodny (Chairman), Lucy Wilson Benson, Caleb B. Hurtt, Charles T. Manatt and Robert G. Schwartz. The Committee recommends to the Board qualified candidates for election as directors and as Chairman of the Board, and considers, acts upon or makes recommendations to the Board with respect to such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met seven times during 1997. It will consider candidates recommended by shareholders, if the recommendations are submitted in writing to the Secretary of the Corporation.

  The Committee on Research and International Matters consists of Peter W. Likins (Chairman), Lucy Wilson Benson, Lawrence S. Eagleburger, Charles T. Manatt, Larry G. Schafran and Kathryn C. Turner. The Committee considers and makes recommendations to the Board with respect to the research and development programs of the Corporation and the relationship of such programs to the business of the Corporation; matters relating to the Corporation's responsibilities and activities under the Satellite Act and the relationships of the Corporation with international organizations such as INTELSAT and Inmarsat or with foreign governments or entities; and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met three times during 1997.

  The Strategic Planning Committee consists of Edwin I. Colodny (Chairman), Robert G. Schwartz and Guy P. Wyser-Pratte. The Committee reviews and makes recommendations to the Board with respect to all aspects of the Corporation's business and its current and future business and financial strategies, transactional opportunities and the enhancement of shareholder value. The Committee met six times during 1997.

DIRECTORS COMPENSATION

  Directors, other than the Chairman of the Board and the President, currently receive an annual retainer of 1,000 shares of the Corporation's Common Stock payable at the first meeting of the Board of Directors after the Annual Meeting of Shareholders. Those directors also receive a fee of $1,000 per meeting for attending Board meetings, Board committee meetings or meetings held pursuant to a special assignment; and, for service as chair of a Board committee, an annual retainer of $3,000 paid in quarterly installments. The President and Chief Executive Officer is not compensated separately for service as a director.

  The Chairman of the Board is compensated solely on an annual basis in the amount of $190,000 per year. The Chairman may elect to receive all or a portion of this annual cash compensation in the form of COMSAT stock or stock options. The shares or stock options are granted on the date of each Annual Meeting of Shareholders based on the amount of the annual cash compensation, if any, which the Chairman elects to receive in shares or stock options. The number of shares of Common Stock granted are determined by dividing the amount which the Chairman elects to receive in shares by the fair market value of the Common Stock on the date of the grant. The number of stock options granted are determined by multiplying the amount which the Chairman elects to receive in options by three and then dividing by the fair market value of the Common Stock on the date of grant. The exercise price per share of options granted pursuant to the Chairman's election to receive options is the fair market value of a share of Common Stock on the date of grant. Each option expires 10 years from the date of grant and is exercisable for half of the shares covered by the option six months after the date of grant and for the remaining half of the shares one year after such date. For 1997, Mr. Colodny elected to receive $90,000 of the $190,000 of annual cash compensation payable to him as Chairman in stock options. Pursuant to his election, he was granted options to purchase 16,123 shares of Common Stock determined in the manner described above except that the date used to calculate the number of options was April 29, 1997, the date of his election as Chairman.

  Under the Non-Employee Directors Stock Plan, directors may elect to defer receipt of the annual 1,000 share stock award and receive phantom stock units
(PSUs) in lieu thereof. The PSUs would be held in an account for the director pending his or her retirement or termination of service on the Board. Upon payment of a dividend on the Corporation's Common Stock, an equivalent amount would be converted to PSUs, based on the fair market value of the stock on the dividend payment date, and would be credited to the director's account. The PSUs would increase or decrease in value based on an equivalent number of shares of the Corporation's Common Stock. Upon retirement or termination of service, a director would receive payment in shares of the Corporation's Common Stock equal to the number of PSUs credited to his or her account under the Plan.

  Under the Directors and Executives Deferred Compensation Plan, a non-employee director may elect to defer all or part of the cash retainer and fees. Amounts deferred are credited with interest and are paid out after the director's retirement from the Board, in a lump sum or in up to 15 annual installments beginning not later than age 73. In the case of death, the accumulated deferrals are paid to the director's beneficiary. For 1997, (1) the interest crediting rate was prime plus 1% for amounts deferred after 1996, 12.5% for amounts deferred from February 1994 to December 1996 and 13.7% for amounts deferred prior to that period under the Directors and Executives Deferred Compensation Plan; and (2) the aggregate amount of interest accrued in respect of amounts deferred by participating directors (13 persons) was $352,700.

  In 1991, each then-current participating director was given an election to receive his or her account balance as of March 31, 1991, together with interest accumulated on such balance to a date in the year 2000 (to the extent that such amounts were not previously distributed), in a lump sum in the year 2000 if he or she is then an active director or a retiree receiving installment payments. The payment would be made to the beneficiary of a deceased electing director if such beneficiary is then receiving such installment payments. The lump sum payment will be offset against the amounts otherwise payable to the director or beneficiary under the Plan.

  In 1992, the Directors and Executives Deferred Compensation Plan was amended to provide an additional lump sum payment election for the additional amounts deferred under the plan from April 1, 1991 through March

31, 1992, together with interest accumulated on such amounts to a date in the year 2001, with payment of the lump sum to be made in the year 2001.

  Under the Split Dollar Insurance Plan, the Corporation provides to non-employee directors, through split dollar life insurance policies, a death benefit equal to $50,000 for each year or partial year of his or her Board service until the benefit reaches $200,000, and then increased for each such director (except Presidential appointees) by 5.5% for each additional year of Board service to age 72. Such coverage continues after retirement from the Board. For 1997, the aggregate value of split dollar life insurance premiums paid for the benefit of all covered directors was $140,612.

  Under the Non-Employee Directors Stock Plan, the Corporation grants annually in March to each non-employee director, who was also serving on the date of the Annual Meeting of Shareholders for the prior year, an option to purchase shares of Common Stock. For options granted before 1990, each option is for 2,480 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 10 years from the date of grant. For options granted from 1990 to 1992, each option is for 2,480 shares, the exercise price per share is 50% of the fair market value on the date of grant, and the option expires 15 years from the date of grant. For options granted after 1992, each option is for 4,961 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 15 years from the date of grant. All data related to shares of Common Stock, options to purchase shares of Common Stock and share prices prior to June 27, 1997 have been adjusted to reflect
(1) the two-for-one split in the Corporation's Common Stock effective June 1, 1993 and (2) the spin-off of Ascent Entertainment Group, Inc. to the Corporation's shareholders on June 27, 1997, pursuant to which all outstanding options under the Non-Employee Directors Stock Plan on that date were adjusted by multiplying the number of options held by an adjustment ratio of 1.2402, and the exercise price for such options was adjusted by dividing the exercise price by the same ratio.

  All options granted before 1996 under the Non-Employee Directors Stock Plan are currently exercisable. For options granted after 1995, each option becomes exercisable for 2,481 shares one year after the date of grant and for the remaining 2,480 shares two years after the date of grant. If the director's service on the Board terminates by reason of retirement at age 72, expiration of a term as a Presidentially appointed director, failure to stand for election with the Board's consent or resignation with the Board's consent, the option becomes fully exercisable and continues in force for the duration of its term. If the director's service terminates under any other circumstance except death, the option terminates immediately. If the director dies at any time before the option terminates, the option becomes fully exercisable and continues in force for one year after the date of death. The option also becomes fully exercisable and continues in force for the duration of its term in the event of certain changes in control. A "Change of Control" includes:
(1) the acquisition by any person (other than the Corporation or an employee benefit plan sponsored by the Corporation) of beneficial ownership of 50% or more of the outstanding voting securities of the Corporation; (2) any change in the composition of the Board of Directors such that the elected directors as of May 17, 1996 (the Incumbent Directors) cease to constitute a majority of the Board (provided that any individual whose nomination or election is approved by a vote of three-fourths of the then Incumbent Directors shall be treated as an Incumbent Director); (3) approval by the shareholders of a merger, share exchange, swap, consolidation, recapitalization or other business combination which, if consummated, would result in the Corporation's shareholders holding less than 60% of the combined voting power of the Corporation, the surviving entity or its parent (as applicable); (4) approval by the shareholders of the liquidation or dissolution of the Corporation, or sale by the Corporation of all or substantially all of the Corporation's assets, other than to an entity 80% of the combined voting power of which would be beneficially owned by the Corporation's then existing shareholders; or (5) any event which would have to be reported as a "change of control" under the regulations governing the solicitation of proxies by the SEC.

  In 1997, options for a total of 64,493 shares of Common Stock were granted to non-employee directors at a purchase price per share of $21.0148, which was the fair market value of the Common Stock on the date of grant. In 1997, no non-employee director exercised options granted under the Plan.

  On August 26, 1997, the Corporation entered into agreements with Arthur Hauspurg and Howard M. Love, directors who retired at the 1997 Annual Meeting of Shareholders, to retain their advisory services to the Chairman of the Board and the President and Chief Executive Officer of the Corporation for a period of two years at a rate of $25,000 per year.

  Executive compensation is described below under the caption "Executive Compensation."

COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION AND RELATED PARTY TRANSACTIONS

  There were no compensation committee interlocks, insider participation in compensation decisions or related party transactions during 1997.

                     COMMON STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of the Corporation's Common Stock as of March 1, 1998, by all directors and nominees, by each of the executive officers named in the Summary Compensation Table under the caption "Executive Compensation," and by all directors and executive officers as a group. Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared voting or investment power, and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

                                                       AMOUNT AND NATURE OF
                                                       BENEFICIAL OWNERSHIP
                                                            OF COMSAT
NAME(1)                                                  COMMON STOCK(2)
-------                                                --------------------
Betty C. Alewine......................................        484,656(3)
Marcus C. Bennett.....................................            --
Lucy Wilson Benson....................................         35,524
Edwin I. Colodny......................................         32,385
Lawrence S. Eagleburger...............................          8,141
Allen E. Flower.......................................        116,728(4)
Neal B. Freeman.......................................         26,204
Caleb B. Hurtt........................................          3,480
Dwight E. Jasmann.....................................          9,002(5)
Peter S. Knight.......................................          8,441
Peter W. Likins.......................................         32,374(6)
Charles T. Manatt.....................................          8,941
John H. Mattingly.....................................         29,939(7)
Larry G. Schafran.....................................          5,000(8)
Robert G. Schwartz....................................         38,324
Kathryn C. Turner.....................................          1,000
Guy P. Wyser-Pratte...................................      1,856,300(9)
Warren Y. Zeger.......................................        254,040(10)
All directors and executive officers as a group (21
 persons).............................................      3,020,788(11)

--------
(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed, and no director or executive officer beneficially owns more than 1.0% of the Corporation's Common Stock.
(2) Each number in this column has been rounded to the nearest whole share. The following directors elected to defer receipt of their 1,000 share annual retainer for 1997 and instead received phantom stock units which are not included in their beneficial ownership of COMSAT Common Stock: Mr. Bennectt, Mrs. Benson, Mr. Eagleburger, Mr. Hurtt, Mr. Knight, Mr. Manatt and Mr. Schafran. Beneficial ownership of COMSAT Common Stock includes shares that may be acquired within 60 days after March 1, 1998 through the exercise of options as follows: Mrs. Alewine, 381,650 shares; Mrs. Benson, 34,724 shares; Mr. Colodny, 30,385 shares; Mr. Eagleburger, 7,441 shares; Mr. Flower, 75,281 shares; Mr. Freeman, 24,804 shares; Mr. Hurtt, 2,480 shares; Mr. Jasmann, 7,750 shares; Mr. Knight, 7,441 shares; Dr. Likins, 26,044 shares; Mr. Manatt, 7,441 shares; Mr. Mattingly, 16,122 shares; Mr. Schwartz, 32,244 shares; Mr. Zeger, 223,415 shares; and all directors and executive officers as a group, 911,948 shares. The number of option shares and shares awarded under COMSAT benefit plans which are restricted against transfer that are included as beneficially owned have been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. All outstanding options and restricted shares held on that date were adjusted by multiplying the number of options or shares held by an adjustment ratio of 1.2402.
(3) Includes 61,438 shares which are restricted against transfer and 1,315 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 1, 1998.
(4) Includes 20,618 shares which are restricted against transfer and 1,069 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 1, 1998.
(5) Includes 302 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 1, 1998. Mr. Jasmann resigned in February 1998.
(6) Includes 2,850 shares over which Dr. Likins shares voting power and investment power with Mrs. Likins.

(7) Includes 9,201 shares which are restricted against transfer and 885 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 1, 1998.
(8) Mr. Schafran disclaims beneficial ownership of the 5,000 shares, which are held by Mrs. Schafran.
(9) Includes 20,000 shares held by an IRA trustee and 1,815,300 shares owned by investment partnerships and other managed accounts for which Wyser-Pratte Management Co., Inc. and its affiliates are the general partner or investment manager. Mr. Wyser-Pratte beneficially owned 3.6% of the Corporation's outstanding Common Stock as of March 1, 1998.
(10) Includes 29,300 shares which are restricted against transfer and 1,225 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 1, 1998.
(11) Includes 5,000 shares with respect to which beneficial ownership is disclaimed. Also includes an aggregate of 149,849 shares which are restricted against transfer, which are held in the Corporation's Savings and Profit-Sharing Plan as of March 1, 1998, or which are held in the COMSAT RSI, Inc. Employee Stock Ownership Plan as of December 31, 1997. All directors and executive officers as a group beneficially owned 5.9% of the Corporation's outstanding Common Stock as of March 1, 1998.

             COMMITTEE ON COMPENSATION AND MANAGEMENT DEVELOPMENT
                       REPORT ON EXECUTIVE COMPENSATION

  The Committee on Compensation and Management Development, which is composed of independent outside directors, is responsible for establishing and administering the Corporation's executive compensation philosophy. Set forth below is the Committee's report on the 1997 compensation of the executive officers of the Corporation, including Mrs. Alewine, the Chief Executive Officer, and the other four most highly compensated executive officers (the Named Executive Officers).

  The Corporation's executive compensation philosophy is designed to attract, motivate and retain talented executives critical to the long-term success of the Corporation. One of the objectives of this philosophy is to align executive compensation more closely with the interests of shareholders through performance incentives. The main components of this philosophy are annual compensation, consisting of salary plus bonuses awarded under the Corporation's Annual Incentive Plan, and long-term compensation, consisting of stock-based incentives. The Committee reviews and recommends to the Board the annual compensation of all executive officers, and reviews and approves executive officers' long-term compensation.

  There are two groups of competitive companies that are used in the executive compensation analysis. The first group, consisting of the companies that make up the new Peer Group Index discussed under the caption "Performance Graph," is used to compare executive compensation strategy and practices. The second group, consisting of companies in the telecommunications industries with revenues comparable to the Corporation's, is used to benchmark competitive compensation levels.

ANNUAL COMPENSATION

  Mrs. Alewine has an employment agreement as Chief Executive Officer dated July 19, 1996 which is summarized below under the caption "Agreements with Executive Officers." Pursuant to the agreement, Mrs. Alewine received a base salary of $450,000 for the first year and an increase to $500,000 beginning in the second year. The Committee recommended to the Board a 1997 cash bonus award of $215,000 for Mrs. Alewine. The Board approved the Committee's recommendation.

  Base salary ranges have been established for the other executive officers based on the average of the market for comparable positions in the revenue group of competitive companies. Individual salaries within each range are based on recommendations to the Committee by the Chief Executive Officer taking into account such factors as total professional experience, performance, and experience in the current assignment. The bonus opportunities for other executive officers for 1997 were based on a range of award percentages of base salary for each position determined by the Committee. A portion of each bonus award was tied to corporate performance criteria based on the achievement of financial measures as compared to planned performance, and individual performance criteria based on the Committee's evaluation of each individual executive officer's achievement of established performance goals for the year. The Committee recommended a bonus award for each executive officer based on a bonus range and the performance measures noted above. The Board had final approval authority for these awards.

LONG-TERM COMPENSATION

  Long-term compensation is an integral element of the Corporation's executive compensation philosophy because the Committee believes that stock ownership by senior management and stock-based performance-compensation arrangements enhance shareholder value. The Corporation's long-term compensation strategy includes a blend of stock compensation. For 1997, awards by the Committee consisted of non-qualified stock options and restricted stock awards (RSAs). These awards were consistent with ranges in the revenue group of competitive companies which were approved by the Committee. The stock option ranges position the Corporation at the median of the market for these companies while the performance-based restricted stock awards allow for total long-term compensation to reach the 75th percentile for this market if the business achieves prescribed performance standards over the long term.

  A portion of executive compensation is represented by stock options granted at fair market value which the Committee believes provide a tie to shareholder interests. Pursuant to the terms of her employment agreement, Mrs. Alewine was not eligible for a stock option grant in 1997.

  Stock options were granted to the other Named Executive Officers in February 1997 as reflected in the table below setting forth 1997 option grants. These stock option awards were determined on the basis of two factors. First, the Committee established target award guidelines for each executive officer based on a competitive analysis of total compensation for each executive officer. Second, the Committee approved the actual awards for each executive officer based on these guidelines and performance recommendations made by Mrs. Alewine based on her evaluation of each officer's performance for 1996.

  RSAs are restricted shares of COMSAT stock which are granted to executive officers and selected key employees as a performance incentive and a retention device based on the vesting schedule established by the Committee for each grant. The vesting of RSAs is subject to both a length of service requirement and the achievement of objective performance-based criteria which have been approved by the Committee. The percent of the award earned is based on the level of achievement of the performance objectives over the performance period established by the Committee. The RSAs earned then become subject to vesting over an additional 1, 2 and 3 years at the rate of 20%, 40% and 40%, respectively. Pursuant to the terms of her employment agreement, Mrs. Alewine received 20,000 RSAs in February 1997 (subsequently adjusted on June 27, 1997 to 24,804 RSAs as a result of the spin-off of Ascent Entertainment Group, Inc. to the shareholders). The other Named Executive Officers also received RSAs in February 1997 as shown in the Summary Compensation Table, the number of which in each case was consistent with the guidelines approved by the Committee.

  The performance-based criteria applicable to RSAs are intended to ensure the Federal tax deductibility under Section 162(m) of the Internal Revenue Code of compensation paid to the Corporation's executive officers pursuant to RSAs. The Corporation intends to preserve the tax deductibility under Section 162(m) of all compensation paid to its executive officers.

COMMITTEE ON COMPENSATION AND MANAGEMENT DEVELOPMENT

Caleb B. Hurtt, Chairman
Neal B. Freeman
Peter S. Knight
Robert G. Schwartz
Kathryn C. Turner

                            EXECUTIVE COMPENSATION

  The following table shows the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation (the Named Executive Officers) for the three fiscal years ended December 31, 1997. The table shows the amounts received by each Named Executive Officer for all three fiscal years, whether or not such Named Executive Officer was the Chief Executive Officer or an executive officer of the Corporation for each of those three years.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                   ANNUAL COMPENSATION           COMPENSATION
                              ------------------------------ ---------------------
                                                   OTHER     RESTRICTED SECURITIES     ALL
                                                   ANNUAL      STOCK    UNDERLYING    OTHER
NAME AND PRINCIPAL             SALARY   BONUS   COMPENSATION  AWARD(S)   OPTIONS   COMPENSATION
     POSITION            YEAR   ($)     ($)(2)     ($)(3)      ($)(4)     (#)(5)      ($)(6)
------------------       ---- -------- -------- ------------ ---------- ---------- ------------
Betty C. Alewine,        1997 $472,116 $221,756   $ 8,370     $498,749         0     $22,135
 President & Chief       1996  355,846  189,111     3,238      238,188   260,442      20,799
 Executive Officer       1995  226,923  142,803       448      178,363    68,211      20,536
Allen E. Flower          1997  209,770   83,627     5,622      174,554    49,608      36,855
 Vice President and      1996  180,000   73,301    60,122       90,000    43,407      31,578
 Chief Financial Officer 1995  145,000   46,483         0      121,563     8,681      10,053
Dwight E. Jasmann, (1)   1997  244,985  204,187    39,961            0    18,603       4,750
 President and General   1996   98,770  203,600    13,795       97,813    12,402         923
 Manager, COMSAT         1995      --       --        --           --        --          --
 International
John H. Mattingly,       1997  190,308   75,029         0       74,820    24,804       4,750
 President, COMSAT       1996  162,039   57,274         0       35,994    12,402       4,498
 Satellite Services      1995  146,985   62,800         0            0     2,480       4,410
Warren Y. Zeger,         1997  229,808   94,348     5,466      174,554    49,608      26,938
 Vice President,         1996  196,551  181,487     2,422       63,000    37,206      25,871
 General Counsel and     1995  184,050   71,196     2,755      123,061    37,206      23,677
 Secretary

--------
(1) Mr. Jasmann became an executive officer when he joined the Corporation as President and General Manager, COMSAT International in August 1996. He resigned in February 1998.
(2) Bonus for 1997 for each Named Executive Officer, as indicated below, includes: (i) unused credits under the Corporation's cafeteria plan that were paid in cash to the Named Executive Officers; and (ii) time off buy-back under the Corporation's cafeteria plan that was paid in cash to the Named Executive Officers. Bonus for Mr. Jasmann for 1997 also includes $62,371 of relocation expenses paid to him as a result of his relocation to COMSAT's offices in Bethesda, Maryland to become President and General Manager, COMSAT International. The bonus reflected for Mr. Zeger for 1996 includes a special performance-based spot bonus in the amount of $100,000.

                                                                UNUSED  TIME OFF
                                                                CREDITS BUY-BACK
                                                                ------- --------
      Mrs. Alewine............................................. $ 6,756  $    0
      Mr. Flower...............................................   3,627       0
      Mr. Jasmann..............................................  11,816       0
      Mr. Mattingly............................................   6,529   3,500
      Mr. Zeger................................................   9,348       0

(3) With the exception of Mr. Flower, Other Annual Compensation shown for 1995, 1996 and 1997 does not include perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10 percent of individual combined salary and bonus for the Named Executive Officer in each year. For Mr. Flower, Other Annual Compensation for 1996 includes $30,000 for club membership fees.
(4) Includes restricted stock awards (RSAs), restricted stock units (RSUs) and phantom stock units (PSUs). Dividends are paid on RSAs. Dividend equivalents are paid on RSUs and PSUs. The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers as of December 31, 1997, are as follows:

                                                        NUMBER OF    VALUE AS OF
                                                      RSAS/RSUS/PSUS  12/31/97
                                                      -------------- -----------
      Mrs. Alewine...................................     79,980     $1,909,523
      Mr. Flower.....................................     23,811        568,488
      Mr. Jasmann....................................      6,201        148,049
      Mr. Mattingly..................................      6,201        148,049
      Mr. Zeger......................................     35,439        846,106

  The amounts shown have been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. In lieu of receiving a distribution of Ascent stock, all outstanding RSAs, RSUs and PSUs held on that date were adjusted by multiplying the number of shares or units held by an adjustment ratio of 1.2402. Mr. Jasmann forfeited his restricted stock holdings when he resigned in February 1998.

(5) All options shown have been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. All outstanding options held on that date were adjusted by multiplying the number of options held by an adjustment ratio of 1.2402.

(6) All Other Compensation for 1997 includes the following elements: (i) contributions by the Corporation to the Corporation's 401(k) Plan on behalf of the Named Executive Officers; (ii) above-market interest accrued for the Named Executive Officers under the Corporation's Deferred Compensation Plan; and (iii) life insurance premiums for the Named Executive Officers. The life insurance premiums shown represent split dollar premiums which include (i) the value of the premiums paid by the Corporation with respect to the term life insurance portion of the policy for each Named Executive Officer, determined under the P.S. 58 table published by the Internal Revenue Service, and (ii) the value of the benefit to each Named Executive Officer of the remainder of the premiums paid by the Corporation, determined by calculating the present value of the cumulative interest payments that would be made based on the assumption that the premiums were loaned to each Named Executive Officer at an interest rate of 7.5% until the Named Executive Officer reaches the normal retirement age of 65, at which time the policy splits and the premiums are refunded to the Corporation.

                                                          ABOVE-
                                            401(K) PLAN   MARKET  LIFE INSURANCE
                                           CONTRIBUTIONS INTEREST    PREMIUMS
                                           ------------- -------- --------------
      Mrs. Alewine........................    $4,750      $7,959     $ 9,426
      Mr. Flower..........................     4,750       9,944      22,161
      Mr. Jasmann.........................     4,750           0           0
      Mr. Mattingly.......................     4,750           0           0
      Mr. Zeger...........................     4,750       6,620      15,568

OPTION GRANTS

  The following table sets forth information on options granted to the Named Executive Officers in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         -----------------------------------------------------
                             NUMBER OF
                             SECURITIES      % OF TOTAL
                         UNDERLYING OPTIONS    OPTIONS    EXERCISE
                              GRANTED        GRANTED TO     PRICE   EXPIRATION    GRANT DATE
NAME                           (#)(1)       EMPL IN FY(2) ($/SH)(3)    DATE    PRESENT VALUE(4)
----                     ------------------ ------------- --------- ---------- ----------------
Betty C. Alewine........            0             --%     $     --        --       $     --
Allen E. Flower.........       49,608           6.81       20.1076   02/20/07       334,358
Dwight E. Jasmann.......       18,603           2.55       20.1076   02/20/07       125,384
John H. Mattingly.......       24,804           3.41       20.1076   02/20/07       167,179
Warren Y. Zeger.........       49,608           6.81       20.1076   02/20/07       334,358

--------
(1) The options shown were granted on February 20, 1997 to acquire the Corporation's Common Stock. All options granted in 1997 vest as follows:
    25% on the first anniversary of the date of grant; another 25% on the second anniversary of the date of grant; and the remaining 50% on the third anniversary of the date of grant. All options shown have been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. All outstanding options held on that date were adjusted by multiplying the number of options held by an adjustment ratio of 1.2402.

(2) The total number of COMSAT options granted to key employees in 1997 was 728,392.

(3) The exercise price shown has been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. The exercise price for all options outstanding on that date was adjusted by dividing the exercise price by 1.2402.

(4)The Corporation used the Black-Scholes option pricing model to determine grant date present values using the following assumptions: a dividend yield of 3.3%; stock price volatility of 0.37; a six-year option term; a risk-free rate of return of 6.41%; and the vesting schedule described in footnote 1 above. The use of this model is in accordance with SEC rules; however, the actual value of an option realized will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information on (1) options exercised by the Named Executive Officers in 1997, and (2) the number and value of their unexercised options as of December 31, 1997.

        AGGREGATED OPTION EXERCISES IN 1997 AND 12/31/97 OPTION VALUES

                                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES             UNDERLYING UNEXERCISED         IN-THE-MONEY
                         UNDERLYING           OPTIONS AT 12/31/97(1)      OPTIONS AT 12/31/97
                          OPTIONS    VALUE   ------------------------- -------------------------
                         EXERCISED  REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                        (#)       ($)        (#)          (#)          ($)          ($)
----                     ---------- -------- ----------- ------------- ----------- -------------
Betty C. Alewine........   3,721    $29,718    333,902      229,438    $1,809,204   $1,612,508
Allen E. Flower.........   3,721     29,718     47,688       86,503       483,473      527,682
Dwight E. Jasmann.......       0          0      3,100       27,905        25,115      145,443
John H. Mattingly.......       0          0      5,581       35,345        49,621      190,811
Warren Y. Zeger.........   1,860     14,668    183,109       96,115       715,064      602,567

--------
(1) The amounts shown have been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. All outstanding options held on the date of the spin-off were adjusted by multiplying the number of options held by an adjustment ratio of 1.2402.

PENSION PLANS

  The following table shows the estimated annual benefits payable upon retirement under the Corporation's Retirement Plan to persons in the salary and years-of-service classifications specified. The Internal Revenue Code limits the annual benefits payable under the Retirement Plan. Under this limitation, the maximum annual benefit for 1997 is $125,000.

                             ESTIMATED ANNUAL BENEFITS PAYABLE UPON RETIREMENT
                           -----------------------------------------------------
                                             YEARS OF SERVICE
                           -----------------------------------------------------
AVERAGE ANNUAL SALARY            15        20         25         30         35
---------------------      --------- ---------- ---------- ---------- ----------
$100,000..................   $25,153 $   38,729 $   42,901 $   51,776 $   59,626
 150,000..................    39,103     59,639     66,852     80,727     92,951
 200,000..................    49,904     77,401     87,653    106,528    123,127
 250,000..................    57,692     92,149    105,441    125,000    125,000
 300,000..................    63,692    105,109    121,441    125,000    125,000
 350,000..................    69,692    118,069    125,000    125,000    125,000
 400,000..................    75,692    125,000    125,000    125,000    125,000
 450,000..................    81,692    125,000    125,000    125,000    125,000
 500,000..................    87,692    125,000    125,000    125,000    125,000

  The compensation covered by the Retirement Plan includes only base salary. Benefits are determined on a straight life annuity basis under a formula based on length of service and average annual base salary for the highest five consecutive years during the final 10 years of employment. Prior to 1989, benefits were offset by a portion of each participant's estimated Social Security benefits. Beginning in 1989, each participant accrues a benefit at a specified percentage of salary up to the Social Security wage base, and at a higher percentage of salary above the Social Security wage base. The years of credited service for the Named Executive Officers as of December 31, 1997 are:
11 for Mrs. Alewine; 28 for Mr. Flower; 1 for Mr. Jasmann; 3 for Mr. Mattingly; and 22 for Mr. Zeger.

  The Corporation also maintains the Insurance and Retirement Plan for Executives (the Supplemental Retirement Plan), which covers those executive officers and other key employees who are designated by the Board of Directors to participate. The Supplemental Retirement Plan provides an annuity for life equal to 60% (70% for the Chief Executive Officer) of the participant's average annual compensation (salary and incentive compensation) during the 48 consecutive months of highest compensation (or during all consecutive months of employment if the participant has been employed less than 48 months), offset by pension benefits payable under the Retirement Plan, the qualified retirement plans of former employers, Social Security, and government and military pensions.

  Payment begins upon the participant's normal retirement at age 65 under the Supplemental Retirement Plan. A participant may retire as early as age 55 (but only with the Board's consent if before age 62) and receive an annuity reduced by 3% for each year payment begins before age 62. For employees who became participants in the Supplemental Retirement Plan before January 1, 1993, benefits vest ratably over the first five years of the participant's service. For employees who become participants in the Supplemental Retirement Plan on or after January 1, 1993, benefits are 50% vested after five years of service and then vest an additional 10% per year over the following five years of service, provided that the sum of the participant's age and years of service equals 60.

  The annual benefits payable upon retirement at age 65 based upon the 48 consecutive months of highest compensation as of December 31, 1997 for each of the Named Executive Officers under the Supplemental Retirement Plan are:
$328,686 for Mrs. Alewine; $51,266 for Mr. Flower; and $96,184 for Mr. Zeger. Mrs. Alewine and Messrs. Flower and Zeger are each 100% vested in the Plan. Messrs. Jasmann and Mattingly are not participants in the Plan.

AGREEMENTS WITH EXECUTIVE OFFICERS

  The Corporation and Mrs. Alewine have entered into an employment agreement dated July 19, 1996 which provides for successive three-year terms from each successive day thereafter until July 19, 2003. The agreement provides for a base salary of $450,000 for the first year, with an increase to $500,000 in the second year, subject to further increases at the discretion of the Corporation's Board of Directors. Mrs. Alewine is eligible for an annual bonus based on performance measures determined by the Board's Compensation Committee with a target bonus equal to 70% of Mrs. Alewine's base salary. Pursuant to the agreement, on October 17, 1996, Mrs. Alewine was granted (i) an option to purchase 186,030 shares of the Corporation's Common Stock at a price equal to the market value of the stock on the grant date, which vests 25% after one year, another 25% after the second year and the remaining 50% after the third year; and (ii) 6,201 restricted stock units which vest after three years. Mrs. Alewine was also granted 24,804 restricted stock awards on February 20, 1997 pursuant to the agreement which are subject to the same terms as restricted stock awards made to other executives of the Corporation on that date.

  If Mrs. Alewine's employment is terminated without "cause," or if Mrs. Alewine elects to terminate her employment for "good reason" (both as defined in the agreement), Mrs. Alewine will be entitled to receive the following for three years from her termination date or until July 19, 2003, whichever is earlier, but in no case for less than one year following termination: (i) her then current base salary; (ii) an annual bonus equal to 70% of her then current base salary; and (iii) all other benefits provided for pursuant to the agreement, which shall be deemed fully and immediately vested if subject to vesting. The agreement provides that if Mrs. Alewine's employment is not renewed after July 19, 2003 or is terminated before then either by Mrs. Alewine for "good reason" or by the Corporation without "cause," Mrs. Alewine will be entitled to begin receiving retirement benefits at age 55 under the Insurance and Retirement Plan for Executives at the actuarially reduced rate for early retirement, subject to the Board's discretion to waive such reduction.

  The Corporation and Mr. Flower have entered into a three-year employment agreement dated April 18, 1997. Pursuant to the agreement, Mr. Flower's base salary is $210,000 per year, subject to increases at the discretion of the Corporation's Board of Directors. Mr. Flower is eligible for an annual bonus based on performance measures determined by the Board's Compensation Committee with a target bonus equal to 50% of his base salary. If Mr. Flower's employment is terminated without "cause," or if Mr. Flower elects to terminate his employment for "good reason" (both as defined in the agreement), Mr. Flower will be entitled to receive the following until the later of one year from his termination date or April 17, 2000: (i) his then current base salary;
(ii) an annual bonus equal to 50% of his then current base salary; and (iii) all other benefits provided for pursuant to the agreement, which shall be deemed fully and immediately vested if subject to vesting. The agreement provides that if Mr. Flower's employment is not renewed after April 17, 2000, Mr. Flower will be entitled to receive (i) the benefits described in the preceding sentence for one year thereafter and (ii) retirement benefits under the Insurance and Retirement Plan for Executives beginning on May 1, 2000 at the actuarially reduced rate for early retirement, subject to the Board's discretion to waive such reduction. If Mr. Flower's employment is terminated by Mr. Flower for "good reason" or by the Corporation without "cause" before he attains age 55, Mr. Flower will be entitled to begin receiving retirement benefits under the plan at age 55 at the actuarially reduced rate for early retirement, again subject to the Board's discretion to waive such reduction. In the event that Mr. Flower dies after his employment terminates but before his retirement benefits begin, his spouse will receive the death benefits provided in the plan for participants who die while employed by the Corporation.

  The Corporation and Mr. Zeger have entered into a five-year employment agreement dated April 18, 1997. Pursuant to the agreement, Mr. Zeger's base salary is $230,000 per year, subject to increases at the discretion of the Corporation's Board of Directors. Mr. Zeger is eligible for an annual bonus based on performance measures determined by the Board's Compensation Committee with a target bonus equal to 50% of his base salary. If Mr. Zeger's employment is terminated without "cause," or if Mr. Zeger elects to terminate his employment for "good reason" (both as defined in the agreement), Mr. Zeger will be entitled to receive the following until April 17, 2002: (i) his then current base salary; (ii) an annual bonus equal to 50% of his then current base salary; and (iii) all other benefits provided for pursuant to the agreement, which shall be deemed fully and immediately vested if subject to vesting. The agreement provides that if Mr. Zeger's employment is not renewed after April 17, 2002 or is terminated before then either by Mr. Zeger for "good reason" or by the Corporation without "cause," Mr. Zeger will be entitled to begin receiving retirement benefits at age 55 under the Insurance and Retirement Plan for Executives at the actuarially reduced rate for early retirement, subject to the Board's discretion to waive such reduction. In the event that Mr. Zeger dies after his employment terminates but before his retirement benefits begin, his spouse will receive the death benefits provided in the plan for participants who die while employed by the Corporation.

  The Corporation and Mr. Jasmann entered into a three-year employment agreement dated August 1, 1996. Pursuant to the agreement, Mr. Jasmann's base salary was $240,000 per year, subject to increases at the discretion of the Corporation's Board of Directors. The agreement provided for a guaranteed bonus of $130,000 for 1996 and annual bonuses thereafter based on performance measures determined by the Board's Compensation Committee with a target bonus equal to 40% of his base salary. Pursuant to the agreement, on August 1, 1996, Mr. Jasmann was granted (i) an option to purchase 12,402 shares of the Corporation's Common Stock at a price equal to the market value of the stock on the grant date, which vests 25% after one year, another 25% after the second year and the remaining 50% after the third year; and (ii) 6,201 restricted stock units which vest after three years. On February 2, 1998, Mr. Jasmann resigned pursuant to a provision of the agreement which permitted him to terminate his employment if the Corporation failed to do an initial public offering of COMSAT International by February 1, 1998. Pursuant to this provision, Mr. Jasmann will continue to receive salary and an annual bonus at the same rate as in effect on the date of his termination until August 1, 1999. His existing stock options, but not his restricted stock units, will continue to vest during that period.

  The share amounts discussed above have been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997 by multiplying the number of shares or units held on that date by an adjustment ratio of 1.2402.

CHANGE IN CONTROL ARRANGEMENTS

  Certain of the Corporation's benefit and compensation programs have provisions that are intended to assure the continuity and stability of management and the Board of Directors necessary to protect shareholders' interests, and to protect the rights of the participants under those programs, in the event of a "Change of Control" of the Corporation. A "Change of Control" for this purpose is defined in the same manner as described above under the caption "Directors Compensation." The following actions will take place upon the occurrence of a Change of Control: (1) the vesting of all stock options, RSAs, RSUs and PSUs will be accelerated under the Corporation's 1990 and 1995 Key Employee Stock Plans and Annual Incentive Plan; (2) the deferred compensation accounts under the Corporation's Directors and Executives Deferred Compensation Plan, Annual Incentive Plan and Non-Employee Directors Stock Option Plan will become immediately payable; (3) participants in the Split Dollar Insurance Plan will receive fully-paid individual policies; (4) directors will receive an immediate lump sum payment of their accrued benefits under the Directors Retirement Plan using present value assumptions; and (5) participants in the Corporation's Insurance and Retirement Plan for Executives will become vested in their accrued benefits under the plan and will receive an immediate lump sum payment using present value assumptions.

  The Board of Directors retains the authority under the Change-of-Control provisions to determine that the provisions should not apply to a particular transaction. In the event of such a determination, the vesting of stock awards and the payment of various plan benefits would not be accelerated. This feature is intended to afford the Board of Directors flexibility in structuring transactions and to encourage negotiated transactions.

                               PERFORMANCE GRAPH

  The following line graph compares the cumulative total shareholder return for the Corporation's Common Stock with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index constructed by the Corporation for the five fiscal years beginning on January 1, 1993, and ending on December 31, 1997. During 1997, the Corporation changed its Peer Group Index to reflect the restructuring of its businesses, pursuant to which the Corporation divested its entertainment business, Ascent Entertainment Group, Inc., through a spin-off to its shareholders and refocused on its core satellite and network services businesses. The old peer group consisted of three S&P Industry
Groups: Telecommunications (Long-Distance) (AT&T Corporation, MCI Communications Corporation and Sprint Corporation); Telephone Companies (Ameritech Corp., Bell Atlantic Corp., BellSouth Corp., GTE Corp., NYNEX Corp., Pacific Telesis Group, Inc., SBC Communications Inc., and US West Corp.); and Entertainment (The Walt Disney Company, King World Productions Inc. and Viacom Inc.). The new peer group consists of the three long-distance telecommunications companies in the old peer group (AT&T, MCI and Sprint) plus the following companies in the satellite industry (the years for which the returns of each such company have been included in the five-year period are noted in parentheses): American Mobile Satellite Corporation (1994-1997), Asia Satellite Telecom (American Depository Receipts (ADRs)) (1996-1997), British Sky Broadcasting Group (ADRs) (1995-1997), Echostar Communications Corporation (1996-1997), Globalstar Telecommunications Ltd. (1996-1997), Iridium World Communications (1996-1997), Orion Network Systems, Inc. (1996-1997), PanAmSat Corp. (1996-1997), PT Pasifik Satelit Nusantara (ADRs) (1996-1997) and United States Satellite Broadcasting Co., Inc. (1996-1997).

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                                 AMONG COMSAT,
         S&P 500 INDEX, NEW PEER GROUP INDEX AND OLD PEER GROUP INDEX
     (Assumes $100 Invested on December 31, 1992 & Dividends Reinvested)

                        PERFORMANCE GRAPH APPEARS HERE

                                                            Old         New
Measurement Period                             S&P          Peer        Peer
(Fiscal Year Covered)        COMSAT            500 INDEX    Group       Group
---------------------        ---------------   ---------    ----------  ----------
Measurement Pt-12/31/1992    $100.00           $100.00      $100.00     $100.00
FYE 12/31/1993               $128.00           $110.00      $113.00     $113.00
FYE 12/31/1994               $ 83.00           $112.00      $108.00     $103.00
FYE 12/31/1995               $ 86.00           $153.00      $152.00     $142.00
FYE 12/31/1996               $118.00           $189.00      $156.00     $152.00
FYE 12/31/1997               $137.00           $252.00      $215.00     $213.00

             ITEM 2. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The shareholders will vote at the meeting to appoint independent public accountants to audit and certify to the shareholders the financial statements of the Corporation for the fiscal year ending December 31, 1998. The Board of Directors has recommended the appointment of Deloitte & Touche LLP as such independent public accountants; they acted in such capacity for fiscal year 1997. Representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

  THE DIRECTORS RECOMMEND A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS. PROXIES SOLICITED BY THE MANAGEMENT WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES. FOR APPROVAL, THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING.

                         ITEM 3. SHAREHOLDER PROPOSAL

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 200 shares of Common Stock of the Corporation, has given notice that she will introduce the following resolution at the meeting:

RESOLVED: "That the stockholders of COMSAT assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

"(a) The handing of contribution cards of a single political party to an employee by a supervisor.

"(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

"(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

"(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

"(e) Placing a preponderance of contribution cards of one party at mail station locations."

And if the Company engages in none of the above, to disclose this each quarter to ALL shareholders."

REASONS: "The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business.

Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not COMSAT)."

"Last year the owners of 3,661,791 shares, representing approximately 13% of shares voting, voted FOR this proposal."

"If you AGREE, please mark your proxy FOR this resolution."

  THE DIRECTORS OPPOSE THIS PROPOSAL.

  COMSAT Corporation has a strong record of supporting the political process in a bipartisan manner. To the knowledge of the directors and management of the Corporation, the types of practices described in the proposal as "to be avoided" have not occurred at the Corporation. The Corporation has directors who have served as political appointees of both Democratic and Republican administrations, which promotes a corporate culture of bi-partisanship.

  The COMSAT Political Action Committee (PAC), which is funded by voluntary contributions from employees, contributes to candidates of both of the two major political parties. Employees are not required to contribute to the COMSAT PAC. The COMSAT PAC solicits contributions once a year, and informs employees that all contributions are entirely voluntary.

  In light of the Corporation's past history of bi-partisanship, the Board of Directors believes that the resolution is unnecessary. If passed, the resolution would create an administrative quarterly reporting burden without resulting in any real benefit to shareholders. Other companies, including the Corporation's competitors, would not be subject to similar reporting requirements and the related compliance burden and associated costs. For those reasons, the company recommends that shareholders vote "no."

  IT IS RECOMMENDED THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE MANAGEMENT WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES. FOR APPROVAL, THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO BE VOTED AT THE MEETING.

                                 OTHER MATTERS

  At March 31, 1998, the management knew of no other matters to be presented for action at the meeting. If any other matter is properly introduced by the Corporation, the persons named in the accompanying form of proxy will vote the shares represented by the proxies according to their judgment. In accordance with the Corporation's By-laws, proposals by shareholders were required to be received no later than March 2, 1998 to be considered at the 1998 Annual Meeting. See "Item 1. Election of Directors--Requirements for Nominations and Shareholder Proposals." No such proposals were received other than the one discussed under the caption "Item 3. Shareholder Proposal."

  The Corporation will bear all costs of the proxy solicitation. In addition to the solicitation by mail, the Corporation's directors, officers and employees, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Corporation also has retained D. F. King & Co., Inc., of New York, N.Y., to assist in the solicitation, at a cost of $5,000. The Corporation will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in forwarding proxy materials to the beneficial owners.

  The Corporation contemplates that the 1999 Annual Meeting will be held on or about May 21, 1999. Shareholders wishing to submit proposals to be included in the proxy statement for consideration at the 1999 Annual Meeting should submit them in writing to the Secretary, COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, Maryland 20817, to be received no later than December 1, 1998.

  This Proxy Statement is provided by direction of the Board of Directors.


                                                /s/ Warren Y. Zeger
                                                   Warren Y. Zeger
                                           Vice President, General Counsel
                                                    and Secretary

March 31, 1998

  A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FOR 1997 ON FORM 10-K, WITH A LIST OF THE EXHIBITS, WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF THE CORPORATION'S COMMON STOCK UPON RECEIPT OF A WRITTEN REQUEST ADDRESSED TO:
SHAREHOLDER SERVICES, COMSAT CORPORATION, 6560 ROCK SPRING DRIVE, BETHESDA, MARYLAND 20817. ANY EXHIBIT WILL BE PROVIDED UPON PAYMENT OF THE REASONABLE COST OF PROVIDING SUCH EXHIBIT.

                       DIRECTIONS TO THE COMSAT BUILDING
                  6560 ROCK SPRING DRIVE--BETHESDA, MARYLAND

  The COMSAT Building at Rock Spring Plaza in Bethesda, Maryland, is located on the corner of Rock Spring Drive and Fernwood Road. For shareholders who wish to use public transportation, take the Red Line of the Washington Metro to the Grosvenor Station. Take the #47 RIDE-ON bus, operated by Montgomery County Transit, to Fernwood Road and Rockledge Drive and walk to Rock Spring Plaza. It departs every half hour beginning at approximately 6:30 a.m., and the trip takes 10 minutes. Alternatively, you may take the #6 RIDE-ON express bus to Rock Spring Plaza. It departs every 10 minutes from 6:40 a.m. to 8:00 a.m.

  Set forth below is a map and instructions on how to get there by car. The COMSAT garage will be open for shareholders' parking on the first level (P1).




                                     LOGO
 .  FROM FREDERICK/I-270 SOUTH: Take I-270 East toward Silver Spring. Exit at
   Old Georgetown Road and turn right. At the second light turn right on Democracy Boulevard. At the second light turn right on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

 .  FROM SILVER SPRING/I-495 WEST: Take I-495 West to Exit 36 (Old Georgetown
   Road). Turn right on Old Georgetown Road (toward Rockville). At the third light turn left on Democracy Boulevard. At the second light turn right on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

 .  FROM NORTHERN VIRGINIA/I-495 NORTH: Take I-495 North to I-270 Spur North.
   Take the first exit off ofI-270 Spur (Democracy Boulevard East). At the first intersection light turn left on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

                              COMSAT CORPORATION

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 15, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Betty C. Alewine, Lucy W. Benson and Robert G. Schwartz, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of COMSAT Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of its shareholders to be held on May 15, 1998, and at any reconvened session thereof, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

        Your vote for the election of directors may be indicated on the reverse. Nominees are: Betty C. Alewine, Marcus C. Bennett, Lucy W. Benson, Edwin I. Colodny, Lawrence S. Eagleburger, Neal B. Freeman, Caleb B. Hurtt, Peter W. Likins, Larry G. Schafran, Robert G. Schwartz, Kathryn C. Turner and Guy P. Wyser-Pratte.

        THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THIS PROXY WILL NOT BE USED.

Continued and to be signed and dated on reverse side.

                                                COMSAT CORPORATION
                                                P.O. BOX 11141
                                                NEW YORK, N.Y. 10203-0141

                            DETACH PROXY CARD HERE

----------
----------

Directors recommend a vote FOR Proposals 1 and 2 and AGAINST Proposal 3.

1. Election of Directors   FOR all nominees     WITHHOLD AUTHORITY to vote      *EXCEPTIONS
                           listed below         for all nominees listed below


Nominees: Betty C. Alewine, Marcus C. Bennett, Lucy W. Benson, Edwin I. Colodny, Lawrence S. Eagleburger, Neal B. Freeman, Caleb B. Hurtt, Peter W. Likins, Larry
G. Schafran, Robert G. Schwartz, Kathryn C. Turner and Guy P. Wyser-Pratte.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           ------------------------------------------------------------------

2. Appointment of independent accounts.

   [ ]         [ ]            [ ]
   FOR       AGAINST        ABSTAIN

3. Action on a shareholder proposal relating to political non-partsanship.

   [ ]         [ ]            [ ]
   FOR       AGAINST        ABSTAIN

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any reconvened session thereof.

        Change of Address and/or
[ ]     Comments Mark Here

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer please give full title.

DATED                         , 1998
       -----------------------

SIGNED
       -----------------------

       -----------------------